EXHIBIT 99.E – CONSENT OF INDEPENDENT AUDITORS

CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors of Massachusetts Mutual Life Insurance Company

We consent to the inclusion in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-50422 of Massachusetts Mutual Life Insurance Company on Form S-6 of our report dated February 8, 2001, on our audits of the statutory financial statements of Massachusetts Mutual Life Insurance Company as of December 31, 2000 and 1999, and for the years then ended, which includes explanatory paragraphs relating to the use of statutory accounting practices which differ from accounting principles generally accepted in the United States of America. We also consent to the reference to our Firm under the caption ‘‘Experts’’ appearing in the prospectus.

Deloitte & Touche LLP

Hartford, Connecticut

February 22, 2001